Exhibit 23.1


            CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-108134 of Focus Enhancements, Inc. on Form S-3 of our report (which expresses an unqualified opinion and includes an explanatory paragraph regarding (a) the uncertainty of the Company's ability to continue as a going concern and (b) a change in the method of accounting for goodwill) dated February 21, 2003, appearing in the Annual Report on Form 10-KSB of Focus Enhancements, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP


San Jose, California
September 15, 2003